UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): August 11, 2014

SOUTHCOAST FINANCIAL CORPORATION

Incorporated under the	Commission File No. 000-25933	I.R.S. Employer
laws of South Carolina		Identification No.
57-1079460

530 Johnnie Dodds Boulevard
Mt. Pleasant, South Carolina 29464

Telephone: (843) 884-0504

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On August 11, 2014, the Registrant entered into a Split Dollar Termination Agreement (the “Agreement”) with its President and Chief Executive Officer, L. Wayne Pearson.  The Agreement provides for:  (i) termination of the Endorsement Split Dollar Agreement, dated as of August 14, 2008 (the “2008 Agreement”), between the Registrant and Mr. Pearson relating to maintenance of life insurance insuring the life of Mr. Pearson, and (ii) transfer by the Registrant to Mr. Pearson of the rights to the related life insurance policy and the proceeds therefrom.  In consideration of transfer of the life insurance policy to Mr. Pearson, the Agreement provides for Mr. Pearson to pay the Registrant the sum of $271,384.85.  The Agreement further provides that, as long as the life insurance policy is in effect and outstanding, the Registrant will make an annual payment to Mr. Pearson of $120,000.00, which he will use to timely pay the annual premium for such policy.  If the annual premium for the policy is reduced for any reason, the annual payment to Mr. Pearson will be reduced by the same amount. Notwithstanding the foregoing, the Agreement provides that the annual payments to Mr. Pearson will terminate upon the earliest to happen of:  (i) his separation from service to the Registrant, as defined in the 2008 Agreement; (ii) a change in control of the Registrant, as defined in the 2008 Agreement; or (iii) Mr. Pearson’s death.   The full text of the Agreement is set forth in Exhibit 10 to this filing.

Section 9 -  Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

10.           Split Dollar Termination Agreement between Registrant and L. Wayne Pearson, dated August 11, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SOUTHCOAST FINANCIAL CORPORATION
(Registrant)

Date: August 14, 2014	By:	/s/ William C. Heslop
William C. Heslop
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

10.           Split Dollar Termination Agreement between Registrant and L. Wayne Pearson, dated August 11, 2014.